Exhibit 99.1

FERRELLGAS PARTNERS REPORTS FOURTH-QUARTER RESULTS

OVERLAND PARK, KAN., September 26, 2011/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported operating results for the fiscal fourth quarter ended July 31.

Revenues for the quarter rose 27% to $449.7 million from $353.8 million the year before while gross profit declined slightly to $126.3 million reflecting the impact of sharply higher commodity prices on margins and customer demand.  Despite continued customer conservation caused by a 46% increase in the wholesale cost of propane, fourth-quarter propane sales volumes grew by more than 6%.

President and Chief Executive Officer Steve Wambold commented, “Despite the continued impact of rising wholesale propane prices, we remain focused on both retaining and growing our customer base as evidenced by our fourth quarter sales volumes.”  Wambold further commented, “We were very pleased to announce the acquisition of Economy Propane last week furthering our efforts to expand our operations both organically as well as through acquisition.”

Common unitholders’ interest in net loss for the quarter was in-line at $40.5 million, or $0.53 per common unit, compared to the prior year net loss of $40.1 million, or $0.58 per common unit reflecting the seasonality in operations.

Wambold noted, “In addition to profitable growth, we remain focused on expense control driving shareholder value.  We were again successful this quarter in controlling our operating expenses in the face of increased volume sales.”

Operating expense for the quarter of $100.6 million reflected a 5% reduction in expense per gallon sold while general and administrative and equipment lease expense, as expected increased slightly to $12.9 million and $3.6 million, respectively.  Interest expense was reduced by more than 10% to $23.7 million, primarily reflecting the positive impact of recent debt re-

financings.  For the quarter, Adjusted EBITDA was $10.1 million compared with $15.0 million achieved the year before.

Wambold concluded, “We continue to be pro-active in the financial markets, announcing this morning the re-financing of our $400 million working capital facility.  The renewed facility both extends our working capital line of credit until September 2016 and reflects favorable market borrowing rates which will continue to reduce our annual interest expense.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2011, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2011	July 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$7,437	$11,401
Accounts and notes receivable, net (including $112,509 and $0 of accounts receivable pledged as collateral at July 31, 2011 and July 31, 2010, respectively)	159,532	89,234
Inventories	136,139	166,911
Prepaid expenses and other current assets	23,885	13,842
Total Current Assets	326,993	281,388

Property, plant and equipment, net	642,205	652,768
Goodwill	248,944	248,939
Intangible assets, net	204,136	221,057
Other assets, net	38,308	38,199
Total Assets	$1,460,586	$1,442,351

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$67,541	$48,658
Short term borrowings	64,927	67,203
Collateralized note payable	61,000	—
Other current liabilities (a)	104,813	108,054
Total Current Liabilities	298,281	223,915

Long-term debt (a)	1,050,920	1,111,088
Other liabilities	23,068	21,446
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (75,966,353 and 69,521,818 units outstanding at July 31, 2011 and July 31, 2010, respectively)	139,614	141,281
General partner unitholder (767,337 and 702,241 units outstanding at July 31, 2011 and July 31, 2010, respectively)	(58,660)	(58,644)
Accumulated other comprehensive income (loss)	4,633	(415)
Total Ferrellgas Partners, L.P. Partners’ Capital	85,587	82,222
Noncontrolling Interest	2,730	3,680
Total Partners’ Capital	88,317	85,902
Total Liabilities and Partners’ Capital	$1,460,586	$1,442,351

(a)

The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2011 AND 2010

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2011	2010	2011	2010
Revenues:
Propane and other gas liquids sales	$421,746	$312,280	$2,212,257	$1,900,318
Other	27,912	41,568	210,958	198,742
Total revenues	449,658	353,848	2,423,215	2,099,060

Cost of product sold:
Propane and other gas liquids sales	310,341	197,318	1,609,344	1,257,534
Other	13,038	26,118	124,470	108,638

Gross profit	126,279	130,412	689,401	732,888

Operating expense	100,646	100,012	407,281	406,860
Depreciation and amortization expense	22,091	20,469	82,486	82,491
General and administrative expense	12,889	12,114	52,160	46,095
Equipment lease expense	3,593	3,281	14,435	13,441
Non-cash employee stock ownership plan compensation charge	2,190	2,361	10,157	9,322
Non-cash stock and unit-based compensation charge (b)	(221)	3,643	13,488	7,831
Loss on disposal of assets and other	2,799	3,005	3,633	8,485

Operating income (loss)	(17,708)	(14,473)	105,761	158,363

Interest expense	(23,680)	(26,440)	(101,885)	(101,284)
Loss on extinguishment of debt	—	—	(46,962)	(20,716)
Other income (expense), net	58	(23)	567	(1,108)

Earnings (loss) before income taxes	(41,330)	(40,936)	(42,519)	35,255

Income tax expense (benefit)	(47)	(90)	1,241	1,916

Net earnings (loss)	(41,283)	(40,846)	(43,760)	33,339

Net earnings (loss) attributable to noncontrolling interest (a)	(376)	(346)	(112)	630

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(40,907)	(40,500)	(43,648)	32,709

Less: General partner’s interest in net earnings (loss)	(409)	(405)	(436)	327

Common unitholders’ interest in net earnings (loss)	$(40,498)	$(40,095)	$(43,212)	$32,382

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(0.53)	$(0.58)	$(0.60)	$0.47

Weighted average common units outstanding	75,907.6	69,521.8	72,313.6	69,241.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2011	2010	2011	2010

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(40,907)	$(40,500)	$(43,648)	$32,709
Income tax expense (benefit)	(47)	(90)	1,241	1,916
Interest expense	23,680	26,440	101,885	101,284
Depreciation and amortization expense	22,091	20,469	82,486	82,491
EBITDA	4,817	6,319	141,964	218,400
Loss on extinguishment of debt	—	—	46,962	20,716
Non-cash employee stock ownership plan compensation charge	2,190	2,361	10,157	9,322
Non-cash stock and unit-based compensation charge (b)	(221)	3,643	13,488	7,831
Loss on disposal of assets and other	2,799	3,005	3,633	8,485
Other income (expense), net	(58)	23	(567)	1,108
Litigation reserve and related legal fees	987	—	12,120	—
Net earnings (loss) attributable to noncontrolling interest	(376)	(346)	(112)	630
Adjusted EBITDA (c)	10,138	15,005	227,645	266,492
Net cash interest expense (d)	(21,960)	(21,813)	(93,353)	(94,914)
Maintenance capital expenditures (e)	(3,516)	(4,385)	(15,437)	(19,968)
Cash paid for taxes	(557)	(608)	(591)	(1,550)
Proceeds from asset sales	1,721	4,623	5,994	9,220
Distributable cash flow to equity investors (f)	$(14,174)	$(7,178)	$124,258	$159,280

Propane gallons sales
Retail - Sales to End Users	95,611	90,058	655,408	680,963
Wholesale - Sales to Resellers	54,902	51,689	244,275	241,561
Total propane gallons sales	150,513	141,747	899,683	922,524

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)	Non-cash stock and unit-based compensation charges consist of the following:

		Three months ended		Twelve months ended
		July 31		July 31
		2011	2010	2011	2010
	Operating expense	$(75)	$1,002	$3,757	$2,154
	General and administrative expense	(146)	2,641	9,731	5,677
	Total	$(221)	$3,643	$13,488	$7,831

(c)

Adjusted EBITDA is calculated as earnings (loss) before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income (expense), net, a litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.